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                     May 4, 2023

       Timothy D. Boswell
       President and Chief Financial Officer
       WillScot Mobile Mini Holdings Corp.
       4646 E Van Buren St. , Suite 400
       Phoenix , Arizona 85008

                                                        Re: WillScot Mobile
Mini Holdings Corp.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 001-37552

       Dear Timothy D. Boswell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services